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FOR FURTHER INFORMATION CONTACT:
Mr. John E. Mack, Executive Vice President and Chief Strategic Officer: (310) 342-6322 or
David M.V. Barnes, Vice President,
Strategic Planning and Investor Relations (310) 342-6309
Protection One, Inc.


FOR IMMEDIATE RELEASE

              PROTECTION ONE ANNOUNCES UNREGISTERED NOTES OFFERING

         Culver City, California, December 11, 1998 - Protection One, Inc. (NYSE: POI) announced today that its wholly owned subsidiary, Protection One Alarm Monitoring, Inc., is offering $300,000,000 of its Senior Subordinated Notes due 2009 ("Notes") in an unregistered transaction. The Notes will be offered solely to qualified buyers.

         The Notes have not been registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

         Protection One, the second largest security alarm company in the United States, provides monitoring and related security services to more that 1.5 million residential and commercial subscribers worldwide.

         Protection One is a subsidiary of Western Resources (NYSE: WR), which is a consumer services company with interests in monitored security and energy. Western Resources has total assets of more than $8 billion, including security company holdings through ownership of Protection One. Through its ownership in ONEOK Inc. (NYSE:OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the eighth largest natural gas distribution company in the nation, serving more than 1 million customers.

         Statements contained in this press release concerning competitive position and other statements of management's beliefs, goals and expectations are "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. These risks and uncertainties include the ability of the company to complete the contemplated offering of Notes and other factors described in the risk factors included in the Proxy Statement/Information Statement/Registration Statement of Protection One relating to the acquisition of Lifeline Systems, Inc. filed with the Securities and Exchange Commission on December 10, 1998 (beginning on page 16), which statements are incorporated herein by reference. Protection One disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this press release.

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